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                                                                    Exhibit 23.5

Board of Directors
Associates First Capital Corporation
250 East Carpenter Freeway
Irving, TX 75062
                                                              September 20, 2000

Gentlemen and Madame:

     Re: Proxy Statement of Associates First Capital Corporation

     Reference is made to our opinion letter dated September 5, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the "Shares"), of Associates First Capital Corporation (the "Company") of the exchange ratio of 0.7334 shares of Common Stock, par value $0.01 per share, of Citigroup Inc. ("Citigroup") to be received for each Share pursuant to the Agreement and Plan of Merger, dated as of September 5, 2000, between Citigroup and the Company.

     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Proxy Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm under captions "Summary -- Other Information About The Merger -- Fairness Opinion of Associates' Financial Advisor," "The Merger -- Background of The Merger," "Rationale for The Merger; Recommendation of Each Company's Board of Directors -- Associates" and "Opinion of Associates' Financial Advisor" and to the inclusion of the foregoing opinion in the above-mentioned Proxy Statement. We also consent to the filing with the Securities and Exchange Commission of this consent letter as supplemental information and not as "filed" material under the Securities Exchange Act of 1934.

                                          Very truly yours,

                                               /s/ GOLDMAN, SACHS & CO.
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